PRESS RELEASE                                                                             Exhibit 99.2

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON,
PRESIDENT
(515) 232-6251

February 14, 2025

AMES NATIONAL CORPORATION DECLARED CASH DIVIDEND AND ANNOUNCED NOMINEES FOR THE BOARD OF DIRECTORS IN 2025

AMES, IOWA – On February 12, 2025, the Board of Directors of Ames National Corporation (the “Company”) declared a cash dividend of $0.20 per common share. The dividend is payable June 13, 2025, to shareholders of record at the close of business on May 30, 2025. The quarterly dividend will be paid a month later than usual. Previously, dividends were typically declared in one quarter and paid in the subsequent quarter. Going forward, the Company expects, subject to the discretion of the Board of Directors, to declare and pay dividends in the same quarter, except that the Company intends to defer a decision on declaring a cash dividend in the second quarter of 2025.

The Company also announced four nominees to stand for election to the Board of Directors at the upcoming Annual Meeting of Shareholders scheduled for April 30, 2025. The nominees for a three-year term are Michelle R. Cassabaum, John P. Nelson and Kevin L. Swartz each of whom is currently serving as a director and is standing for re-election to the Board and Douglas W. Beals, who has not previously served as a director of the Company.

This press release is not a solicitation of proxies from holders of common stock of the Company. The Company will provide shareholders with a proxy statement and related materials in connection with the 2025 Annual Meeting of Shareholders. Any solicitation of proxies by or on behalf of the Company in connection with the 2025 Annual Meeting of Shareholders will be conducted upon and following the dissemination of the proxy statement and other materials in accordance with applicable law.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Iowa State Savings Bank, Creston, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust Co., Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.